Exhibit (d)(2)

AMENDMENT NO. 1 TO THE

ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Advisory Agreement effective as of November 1, 2014, between Chestnut Street Exchange Fund (“Fund”) and BlackRock Capital Management, Inc. (“BlackRock”).

The Fund and BlackRock agree to amend the Advisory Agreement dated as of September 29, 2006 (“Agreement”) as follows:

1.	The second WHEREAS clause of the Agreement is amended and restated as follows:

“WHEREAS, the Fund desires to retain BlackRock to render investment advisory services to the Fund, and BlackRock is willing to render such services;”

2.	Section 3(b) of the Agreement is amended and restated as follows:

“will conform with all applicable laws, rules and regulations (“Rules”); and”

3.	Section 3(c) of the Agreement is amended and restated as follows:

“will not invest its assets or the assets of any accounts advised by it in Shares of the Fund, make loans for the purpose of purchasing or carrying Shares, or make loans to the Fund.”

4.	Section 3(d) of the Agreement is deleted in its entirety.

5.	Section 7 of the Agreement is amended and restated as follows:

“7. Compensation. For the services provided hereunder by BlackRock and the expenses assumed pursuant to this Agreement, the Fund will pay BlackRock, and BlackRock will accept as full compensation therefor, a fee computed daily and paid monthly at the annual rate of 0.32% of the first $100,000,000 of the Fund’s net assets, plus 0.24% of the next $100,000,000 of the Fund’s net assets, plus 0.26% of the Fund’s net assets exceeding $200,000,000, which fee shall be reduced by an annual charge of $36,000 that shall be charged ratably against the monthly payments.

6.	Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

CHESTNUT STREET EXCHANGE FUND		BLACKROCK CAPITAL MANAGEMENT, INC.

By:	/s/ Robert F. Amweg	By:	/s/ Todd W. Slattery
	Name: Robert F. Amweg		Name: Todd W. Slattery
	Title: President		Title: Managing Director